Exhibit 10.10
PHILIP MORRIS INTERNATIONAL INC.
2017 PERFORMANCE INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT
FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK
(February 10, 2022)

Performance Period: January 1, 2022 to December 31, 2024

    PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the Award Statement (the “Employee”) under the Philip Morris International Inc. 2017 Performance Incentive Plan (the “Plan”), a Performance Share Unit Award (the “Award”) dated February 10, 2022 (the “Award Date”) representing a right to receive shares of the Common Stock of the Company (the “Common Stock”) set forth in the Award Statement (the “PSUs”), all in accordance with and subject to the following terms and conditions:

1.Normal Vesting.

(a)Subject to Section 1(b) of this Agreement below, a number of PSUs shall become vested on the Vesting Date set forth in the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the PMI Group during the entire period commencing on the Award Date and ending on the Vesting Date, and that the Employee has complied with all applicable provisions of HSR.

(b)The actual number of PSUs that become vested on the Vesting Date is equal to a percentage of the target number of PSUs (the “Performance Percentage”), which percentage is determined based on the performance achieved during the applicable performance period, as shown on the Award Statement and as determined by the Compensation Committee. The minimum percentage of PSUs that can vest is zero, while the maximum is twice the targeted number, subject to the limitations of the Plan. Notwithstanding the foregoing, if the date on which the Compensation Committee certifies the Performance Percentage is after the Vesting Date, then the actual number of PSUs that become vested shall not be determined until such later date of certification, and such later date of certification shall be treated as the Vesting Date for purposes of cash payments with respect to dividends and the timing of payment of the PSUs pursuant to Sections 3 and 7 of this Agreement. The Compensation Committee shall certify the Performance Percentage no later than December 1 of the year in which the Vesting Date occurs.

    2.    Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to (a) Normal Retirement, or (b) early retirement or termination of employment (other than for Cause), in either case by mutual agreement and after the Employee has attained age 58, then the requirement that the Employee remain an employee of the PMI Group through the Vesting Date shall be deemed satisfied, and the number of PSUs that become vested shall be determined based on the Performance Percentage as certified by the Compensation Committee in accordance with Section 1 of this Agreement. In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to death or Disability, then the requirement that the Employee remain an employee of the PMI Group through the Vesting Date shall be deemed satisfied, and the number of PSUs that become vested shall be equal to the target number of PSUs set forth on the Award Statement.

        Subject to the provisions of section 6(a) of the Plan, if the Employee’s employment with the PMI Group is terminated prior to the Vesting Date for any reason not specified in the preceding paragraph, the Employee shall forfeit all rights to the PSUs. Notwithstanding the foregoing and except as provided in section 6(a) of the Plan, upon the termination of an Employee’s employment with the PMI Group, the Compensation Committee may, in its sole discretion, treat the requirement that the Employee remain an employee of the PMI Group through the Vesting Date as deemed satisfied with respect to some or all of the PSUs, and in such case the number of PSUs that become vested shall be determined based on the Performance Percentage as certified by the Compensation Committee in accordance with Section 1 of this Agreement multiplied by the target number of PSUs for which the Compensation Committee treats the continued employment requirement as deemed satisfied.

        If the requirement that the Employee remain an employee of the PMI Group through the Vesting Date is deemed satisfied under this Section 2 for any reason other than the Employee’s death or Disability, but the Employee dies before the Compensation Committee’s certification of the Performance Percentage, then the number of PSUs that become vested shall be equal to the target number of PSUs for which the continued employment requirement is deemed satisfied under this Section 2.

    3.    Voting and Dividend Rights; Withholding Taxes on Dividend Equivalents. The Employee does not have the right to vote the PSUs or receive dividends prior to the date, if any, PSUs become vested and Common Stock becomes issuable to the Employee pursuant to the terms hereof. However, unless otherwise determined by the Compensation Committee, the Employee shall be credited with cash amounts equal to the dividends paid from the date the Award is granted through the date of payment under Section 7 of this Agreement with respect to shares of Common Stock that become issuable as of the Vesting Date, with such cash credits calculated without interest and paid, less applicable tax withholdings, in accordance with this Agreement.

    4.    Transfer Restrictions. The Award and the PSUs are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the PSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 7 of this Agreement below.

    5.    Withholding Taxes on Common Stock upon Vesting. With respect to Common Stock issuable upon vesting, the Company is authorized to satisfy the actual statutory withholding taxes, or hypothetical withholding tax amounts if applicable, arising from this Award by (a) deducting the number of shares of Common Stock payable under the PSUs having an aggregate value equal to the amount of withholding taxes due from the total number of shares of Common Stock payable under the PSUs becoming subject to current taxation or (b) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested PSUs by the Employee. Shares of Common Stock payable under the PSUs deducted from this Award in satisfaction of tax withholding shall be valued at the Fair Market Value of the Common Stock on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is on an international assignment, the Company will calculate the amount of hypothetical tax which will be imposed on the Employee’s PSUs, in accordance with the Company’s guidelines in force at the time the withholding obligation arises.

    6.    Death of Employee. If any of the PSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested PSUs shall be registered in the name of the estate of the Employee, and any cash amounts credited with respect to dividends shall be paid to the estate of the Employee.

    7.     Settlement of PSUs. The grant pursuant to this Award represents an unfunded and unsecured promise of the Company, subject to the vesting, achievement of performance targets and other conditions of this Agreement, to issue to the Employee for each vested PSU one share of the Common Stock and to pay to the Employee in a single lump sum any cash amounts credited on such vested PSU with respect to dividends. Except as otherwise expressly provided in the Award Statement and subject to the terms of this Agreement, such issuance and lump sum payment shall be made to the Employee (or, in the event of his or her death to the Employee’s estate as provided above) (a) in all cases other than those set forth in clause (b), as soon as reasonably practicable following the Vesting Date and no later than December 31 of the year in which the Vesting Date occurs, and (b) in the case of termination of employment by reason of death or Disability or the Employee’s death after a termination of employment in the circumstances specified in Section 2, as soon as reasonably practicable following such termination of employment or death. Notwithstanding the foregoing, if the Company determines that settlement in the form of Common Stock is impractical or impermissible under the laws of the Employee’s country of residence, the PSUs will be settled in the form of cash, and further notwithstanding the foregoing, payment will not occur until any applicable waiting period under HSR has expired or been terminated.

    8.    Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee is subject to US Federal income tax on any part of the payment of the PSUs and this Award is subject to Code section 409A, then the PSUs shall be subject to the following provisions of this Section 8. If the Employee is a “specified employee” within the meaning of Code section 409A, any issuance or payment in respect of the PSUs under Section 7 of this Agreement above that is on account of his separation from service and is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid as soon as reasonably practicable after the first day of the seventh month beginning after the date of the Employee’s separation from service or, if earlier, as soon as reasonably practicable following the Employee’s death. During such delayed distribution period, the Employee shall continue to be credited with cash amounts equal to dividends on Common Stock for the applicable Award pursuant to Section 3 of this Agreement, and such amounts shall accrue without interest and shall be paid in a lump sum at the time specified in the preceding sentence. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the PSUs shall vest as set forth in section 6(a) of the Plan, but shall not be paid upon such Change in Control or termination of employment as provided by section 6(a) of the Plan, and shall instead be paid at the time the PSUs would otherwise be paid pursuant to this Agreement. References to termination of employment and separation from service shall be interpreted to mean a separation from service, within the meaning of Code section 409A, with the Company and all of its affiliates treated as a single employer under Code section 409A. This Agreement shall be construed in a manner consistent with Code section 409A.

    9.    Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course affecting the Company’s financial statements, an Employee has received more compensation in connection with this Award than would have been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the partial or full cancellation of this Award and, with respect to PSUs that have vested, requiring the Employee to repay to the Company the partial or full Fair Market Value of the Award determined at the time of vesting. The Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate action in such circumstances.

    10.    Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. This Award shall be treated as an Incentive Award for purposes of the Plan.

        For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Compensation Committee, in its sole discretion, deems equivalent to retirement. “PMI Group” means the Company and each of its subsidiaries and affiliates. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate. “Compensation Committee” means the Compensation and Leadership Development Committee of the Board of Directors of the Company. “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. “Code section 409A” means section 409A of the Internal Revenue Code and the regulations thereunder.

        IN WITNESS WHEREOF, this Performance Share Unit Agreement has been duly executed as of February 10, 2022.

PHILIP MORRIS INTERNATIONAL INC.

By:    /s/ DARLENE QUASHIE HENRY
Name:    Darlene Quashie Henry
Title:    Vice President, Associate General Counsel & Corporate Secretary

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